Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-190405 on Form S-8 of OGE Energy Corp. of our report dated February 24, 2021, relating to the financial statements of Enable Midstream Partners, LP appearing in the Annual Report on Form 10-K of OGE Energy Corp. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Oklahoma City, Oklahoma
August 4, 2022